UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Bear State Financial, Inc.
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Bear State Financial, Inc.
900 South Shackleford Rd., Suite 401
Little Rock, Arkansas 72211

Supplement to Proxy Statement
for the Special Meeting of Shareholders to be held on November 15, 2017

On September 11, 2017, a putative shareholder class action lawsuit, captioned Owens v. Massey, et al, Case No. 60CV-17-5022, was filed in the Circuit Court of Pulaski County, Arkansas by a purported shareholder of Bear State Financial, Inc. (“Bear State”) against individual members of Bear State’s board of directors and Bear State Financial Holdings, LLC, challenging the transactions contemplated by the Agreement and Plan of Reorganization, dated as of August 22, 2017 (the “merger agreement”), among Arvest Bank (“Arvest”), Arvest Acquisition Sub, Inc. (“Acquisition Sub”), Bear State and its subsidiary, Bear State Bank, pursuant to which Arvest will acquire Bear State by merging Acquisition Sub with and into Bear State with Bear State surviving as a wholly-owned subsidiary of Arvest (the “merger”). An amended complaint was filed on October 13, 2017. The Owens complaint generally alleges, among other things, that members of Bear State’s board of directors breached their fiduciary duties to Bear State’s shareholders by (i) agreeing to sell Bear State for an inadequate price, (ii) agreeing to inappropriate deal protection provisions in the merger agreement that may preclude Bear State from soliciting any potential acquirers and limit the ability of Bear State’s board of directors to engage in discussions or negotiations for superior acquisition proposals and (iii) disseminating a proxy statement that is materially incomplete and misleading. The complaint also alleges that Richard Massey and Bear State Financial Holdings, LLC, in their capacities as shareholders of Bear State, breached fiduciary duties owed by them to the minority shareholders of Bear State. The complaint seeks certification by the court as a shareholders’ class action, approval of the plaintiffs as proper plaintiff class representatives, injunctive relief enjoining the defendants from consummating the merger unless and until Bear State (a) adopts and implements a procedure or process to obtain a merger agreement providing the best possible terms for shareholders and (b) supplements its proxy disclosure (or, in the event the merger is consummated, rescinding the merger or awarding rescissory damages). The complaint also seeks to recover costs and disbursement from the defendants, including attorneys’ fees and experts’ fees.

A second lawsuit, captioned Reichert v. Bear State Financial, Inc., et al, Case No. 4:17-cv-654, was filed on October 11, 2017 in the United States District Court for the Eastern District of Arkansas. A third lawsuit, captioned Parshall v. Bear State Financial, Inc., et al, Case No. 4:17-cv-669, a putative class action, was filed on October 13, 2017 in the United States District Court for the Eastern District of Arkansas. The Reichert complaint names Bear State and the individual members of Bear State’s board of directors as defendants. The Parshall complaint names Bear State, Bear State Bank, the individual members of Bear State’s board of directors, Arvest and Acquisition Sub as defendants. The Reichert and Parshall complaints generally allege, among other things, that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, by disseminating materially deficient and misleading disclosures in Bear State’s definitive proxy statement on Schedule 14A for the special meeting of shareholders to be held on November 15, 2017 (the “Proxy Statement”) filed with the Securities and Exchange Commission (“SEC”) on October 5, 2017 relating to the merger. The Reichert and Parshall complaints seek injunctive relief enjoining the defendants from consummating the merger unless and until Bear State discloses the material information identified in the complaints. The complaints also seek to recover rescissory damages against the defendants and costs associated with bringing the actions, including attorneys’ fees and experts’ fees.

Bear State believes that the claims in these lawsuits are wholly without merit and that no supplemental disclosure is required under applicable laws.

However, Bear State is filing this supplement to the Proxy Statement to disclose certain additional information (the “Supplemental Disclosures”) solely for the purpose of mooting the allegations in the lawsuits and avoiding the expense and burden of litigation. Bear State denies the allegations in the lawsuits and denies any violations of law. Bear State believes that the Proxy Statement disclosed all material information, and denies that the Supplemental Disclosures are material, or are otherwise required. Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of any of the Supplemental Disclosures.

Supplemental Disclosures to the Proxy Statement

Important information concerning the merger is set forth in the Proxy Statement, which is amended and supplemented by the information set forth in these Supplemental Disclosures. The Supplemental Disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety. To the extent that information herein differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement. All page references in the information below are to pages in the Proxy Statement, and all terms used below shall have the meanings set forth in the Proxy Statement.

***

(1)	The second paragraph on page 27 of the section beginning on page 25 entitled “The Merger—Background of the Merger” is hereby amended and restated as follows (the additional language is underlined):

On June 29, 2017, Messrs. Massey and Cavin met with representatives of DD&F and Kutak Rock to develop a market check process and a list of potential acquirers whose interest in a potential transaction would be solicited. Messrs. Massey and Cavin reviewed the list of banks with whom they have had prior informal discussions about potential transactions, and Mr. Dennis provided a list of candidates that he determined, based on his professional judgment and knowledge of the marketplace, were most likely to yield a competing offer. These discussions resulted in a list of six financial institutions that were determined the most likely to have the interest and ability to consummate a transaction with Bear State. The parties decided not to include any financial buyers in the market check because of the regulated nature of Bear State’s business and their belief that financial buyers would not have the strategic interest or be able to generate the expected financial returns to make a proposal competitive with strategic acquirers. Beginning on July 5, 2017, representatives of DD&F engaged in discussions with each of the six financial institutions about a potential transaction with Bear State, informing them that expressions of interest in a potential business combination transaction with Bear State should be submitted by July 21, 2017. Bear State did not enter into a confidentiality agreement with any of the six financial institutions, as any proposals were to be based on Bear State’s comprehensive publicly-available information. The market check yielded one acquisition proposal from a third party, publicly-traded financial institution we refer to as Company A, which was submitted on July 20, 2017.

(2)	The last paragraph on page 29 of the section beginning on page 25 entitled “The Merger—Background of the Merger” is hereby amended and restated as follows (the additional language is underlined):

On August 21, 2017, the board of directors of each of Bear State and Bear State Bank reconvened in a special meeting to evaluate the revised Arvest proposal. At the invitation of the board, representatives of Kutak Rock, DD&F and Raymond James were in attendance. Prior to the meeting, among other things, copies of the ~~revised~~ financial analysis and fairness opinion prepared by Raymond James (revised from the initial August 11, 2017 draft analysis to reflect the modified purchase price of $10.28 per share) were made available to the directors. Mr. Massey informed the board of the decrease in purchase price of the Arvest proposal, as well as his further discussions and negotiations with Arvest representatives. Mr. McDaniel of Kutak Rock noted the changes to the merger agreement since the draft reviewed with the board at its August 11, 2017 meeting. The board noted that even with the decreased price, the Arvest proposal remained superior to the Company A proposal, which then reflected a $9.75 per share value based on the then current trading price of Company A common stock. Mr. Massey requested that John Roddy and Matt Paramore with Raymond James summarize Raymond James’ revised financial analysis. Mr. Paramore summarized the changes to the preliminary financial analysis that was delivered to the board at its August 11, 2017 meeting, reflecting the decreased purchase price in the Arvest proposal. After a discussion of the financial analysis, including a discussion of the valuations of comparable transactions reflected in the analysis, Raymond James rendered an oral opinion, confirmed by delivery of a written opinion dated August 21, 2017, to the Bear State board to the effect that, as of such date and based on and subject to the matters set forth in its opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to the holders of Bear State common stock. For a more detailed discussion of Raymond James’s opinion, please see below under the caption “—Opinion of Raymond James & Associates, Inc.” Such opinion is attached to this proxy statement as Appendix C.

(3)	The first table on page 37 of the section beginning on page 36 entitled “Opinion of Raymond James & Associates, Inc.—Selected Companies Analysis” is hereby amended and restated as follows:

	Price /
Selected Public Companies	TBV per Share	LTM EPS	2017E EPS	2018E EPS
Peoples Bancorp Inc.	181%	16.5 x	15.0x	14.2x
QCR Holdings, Inc.	202%	18.0 x	16.1x	14.3x
Franklin Financial Network, Inc.	151%	13.3 x	12.8x	NM
Horizon Bancorp	209%	19.2 x	14.9x	12.7x
Mercantile Bank Corporation	167%	16.1 x	16.6x	14.3x
MidWestOne Financial Group, Inc.	151%	16.0 x	13.4x	12.4x
First Defiance Financial Corp.	190%	16.3 x	14.6x	13.4x
Nicolet Bankshares, Inc.	NM	18.3 x	16.8x	14.0x
First Mid-Illinois Bancshares, Inc.	185%	15.5 x	14.6x	13.6x
Access National Corporation	218%	NM	17.2x	14.2x
United Community Financial Corp.	168%	21.6 x	15.7x	13.6x
National Commerce Corporation	217%	21.7 x	NM	17.6x
First Community Bancshares, Inc.	173%	16.8 x	15.9x	15.2x
Old Second Bancorp, Inc.	185%	18.3 x	15.3x	14.3x
Farmers National Banc Corp.	199%	16.3 x	14.8x	13.1x
American National Bankshares Inc.	190%	18.7 x	17.9x	14.9x
Macataw Bank Corporation	187%	17.7 x	16.8x	15.7x
Southern Missouri Bancorp, Inc.	183%	15.1 x	NA	NA
Farmers Capital Bank Corporation	145%	19.0 x	16.8x	15.6x
MutualFirst Financial, Inc.	174%	18.5 x	17.8x	17.0x
Southern First Bancshares, Inc.	184%	18.4 x	17.6x	14.2x
Civista Bancshares, Inc.	150%	14.4 x	15.5x	14.3x
LCNB Corp.	161%	14.3 x	14.6x	13.9x
MBT Financial Corp.	164%	15.5 x	16.3x	13.3x
Community Bankers Trust Corporation	152%	17.9 x	16.9x	14.6x
County Bancorp, Inc.	140%	15.9 x	16.7x	13.1x
Peoples Bancorp of North Carolina, Inc.	144%	19.0 x	NA	NA
Middlefield Banc Corp.	143%	15.0 x	13.2x	12.1x
Farmers & Merchants Bancorp, Inc.	202%	20.8 x	NM	NM
75th Percentile	190%	18.5x	16.8x	14.6x
Mean	176%	17.3x	15.7x	14.2x
Median	177%	17.3x	15.9x	14.2x
25th Percentile	152%	15.8x	14.8x	13.4x

Implied Transaction Metric	199%	18.0x	16.3x	15.4x

(4)	The table on page 39 of the section beginning on page 38 entitled “Opinion of Raymond James & Associates, Inc.—Selected Transactions Analysis” is hereby amended and restated as follows:

	SUMMARY PRICING MULTIPLES
	Deal Value /
	TBV	LTM EPS	NTM EPS	Premium / Core Deposits
Anchor Bancorp, Inc.	203%	17.1 x	NA	9.2%
Bank Mutual Corporation	167%	29.9 x	26.3 x	11.2%
First South Bancorp, Inc.	194%	21.9 x	NA	10.0%
WashingtonFirst Bankshares, Inc.	271%	27.0 x	23.6 x	25.4%
Park Sterling Corporation	241%	28.1 x	21.4 x	18.4%
Paragon Commercial Corporation	238%	24.2 x	23.6 x	18.0%
Stonegate Bank	268%	26.9 x	23.2 x	21.1%
Independent Alliance Banks, Inc.	252%	26.4 x	NA	20.7%
First Community Financial Partners, Inc.	214%	21.8 x	19.1 x	15.0%
Metropolitan BancGroup, Inc.	213%	24.9 x	20.8 x	13.7%
Southeastern Bank Financial Corporation	187%	16.7 x	16.7 x	10.6%
Your Community Bankshares, Inc.	174%	14.2 x	13.6 x	8.2%
Avenue Financial Holdings, Inc.	231%	30.4 x	24.8 x	13.2%
75th Percentile	241%	27.0x	23.6x	18.4%
Mean	219%	23.8x	20.8x	15.0%
Median	214%	24.9x	21.4x	13.7%
25th Percentile	194%	21.8x	19.1x	10.6%

Implied Transaction Metric	199%	18.0x	15.8x	14.4%

(5)	The second table on page 40 of the section beginning on page 38 entitled “Opinion of Raymond James & Associates, Inc.—Selected Transactions Analysis” is hereby amended and restated as follows:

	SUMMARY PRICING MULTIPLES
	Deal Value /
	TBV	LTM EPS	NTM EPS	Premium / Core Deposits
Anchor Bancorp, Inc.	203%	17.1 x	NA	9.2%
Bank Mutual Corporation	167%	29.9 x	26.3 x	11.2%
First South Bancorp, Inc.	194%	21.9 x	NA	10.0%
WashingtonFirst Bankshares, Inc.	271%	27.0 x	23.6 x	25.4%
Park Sterling Corporation	241%	28.1 x	21.4 x	18.4%
Paragon Commercial Corp.	238%	24.2 x	23.6 x	18.0%
Stonegate Bank	268%	26.9 x	23.2 x	21.1%
Independent Alliance Banks, Inc.	233%	24.5 x	NA	18.2%
First Community Financial Partners, Inc.	214%	21.8 x	19.1 x	15.0%
Metropolitan BancGroup, Inc.	213%	24.9 x	20.8 x	13.7%
Plaza Bancorp	192%	17.3x	NA	12.4%
Diboll State Bancshares Inc.	240%	18.8x	NA	15.5%
Commerce Bankshares Corp	NM	14.6x	NA	NM
CU Bancorp	273%	24.6x	21.4x	16.4%
Citywide Banks of Colorado Inc.	182%	18.9x	16.4x	8.0%
First Texas BHC, Inc.	244%	24.8x	21.0x	18.2%
Pacific Continental Corporation	NM	33.0x	24.0x	21.8%
Southwest Bancorp, Inc.	211%	35.0x	25.3x	18.6%
Sovereign Bancshares, Inc.	188%	21.6x	16.1x	17.0%
Heritage Oaks Bancorp	218%	25.7x	21.3x	15.1%
Carlile Bancshares, Inc.	245%	22.0x	19.9x	16.7%
Cascade Bancorp	219%	NM	21.3x	12.1%
Merchants Bancshares, Inc.	203%	21.7x	18.3x	10.9%
75th Percentile	241%	26.6x	21.3x	18.2%
Mean	222%	23.8x	20.7x	15.1%
Median	218%	24.4x	20.9x	15.5%
25th Percentile	203%	21.6x	19.3x	12.1%

Implied Transaction Metric	199%	18.0x	15.8x	14.4%

(6)

The section beginning on page 40 entitled “Opinion of Raymond James & Associates, Inc.—Discounted Cash Flow Analysis” is hereby amended and restated as follows (the additional language is underlined and the deleted language is struck through):

Raymond James analyzed the discounted present value of Bear State’s projected free cash flows for the years ending December 31, 2017 through December 31, 2022 on a stand-alone basis, which represents the difference between (1) the projected tangible common equity included in the Bear State Projections and (2) the amount of tangible common equity equal to 8% of projected tangible assets, as calculated from the Bear State Projections.~~as provided by Bear State’s management. Raymond James used tangible common equity in excess of a target ratio of 8.0% at the end of each projection period for free cash flow.~~ Raymond James selected a target ratio of 8.0% for tangible common equity because that is an accepted industry standard for a normal level of capital for a depository institution.

~~Raymond James’s discounted cash flow analysis was based on the Bear State Projections.~~ Consistent with the periods included in the Bear State Projections, Raymond James used calendar year 2022 as the final year for the analysis and applied multiples, ranging from 12.0x to 18.0x, to calendar year 2022 adjusted net income in order to derive a range of terminal values for Bear State in 2022.  Raymond James selected a range of terminal price-to-earnings multiples based upon the long-term average of the price-to-earnings multiple of selected banking indexes and current multiples for similar public companies. A terminal value multiple of 15.0x represents the approximate median SNL Bank index price/LTM EPS multiple for the last fifteen years.

Raymond James used a projected 2022 adjusted net income of $28.5 million, which Raymond James calculated using the projected 2022 net income of $29.4 million provided in the Bear State Projections as adjusted downward for the opportunity cost of cash used for cumulative projected dividends of approximately $875,000. The range of terminal values utilized by Raymond James was between $341.8 million and $512.7 million.

The projected free cash flows and terminal values were discounted using rates ranging from 11.5% to 13.5%, which were selected in Raymond James’s judgment using inputs and assumptions it deemed reasonable. The resulting range of equity values was adjusted for outstanding options to acquire shares of Bear State common stock and divided by the number of diluted shares outstanding in order to arrive at a range of present values per share of Bear State common stock. Raymond James reviewed the range of values derived in the discounted cash flow analysis and compared them to the actual per share merger consideration. The results of the discounted cash flow analysis are summarized below:

Implied Common Share Transaction Consideration
Maximum	$10.30
Minimum	$7.14

Common Share Transaction Consideration	$10.28

In connection with its analyses, Raymond James considered and discussed with Bear State’s management how the discounted cash flow analyses would be affected by potential changes in the underlying assumptions, but did not provide any separate or additional analysis using assumptions different than those described herein. Raymond James noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results are not necessarily indicative of actual values or future results.

(7)

The third paragraph on page 42 of the section beginning on page 41 entitled “Opinion of Raymond James & Associates, Inc.—Additional Considerations” is hereby amended and restated as follows (the additional language is underlined and the deleted language is struck through):

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Bear State ~~and Arvest~~ for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Between October 1, 2015 and the date of its fairness opinion, Raymond James received (1) approximately $170,000 from Arvest in commissions from fixed income securities transactions executed for Arvest and (2) approximately $480,000 in net profits for securities trade execution, clearing, and client asset custodial services rendered for Arvest Wealth Management, a registered broker/dealer affiliated with Arvest. ~~In the two years preceding the date of Raymond James’s opinion, Raymond James has not been engaged by or otherwise performed services for Arvest for which compensation received was deemed material.~~ Raymond James may provide investment banking, financial advisory and other financial services to Bear State and/or Arvest or other participants in the merger in the future, for which Raymond James may receive compensation, although as of the date of Raymond James’s opinion, there was no agreement to do so.

(8)

The table on page 43 captioned “SUMMARY FINANCIAL PROJECTIONS” in the section beginning on page 42 entitled “Certain Unaudited Bear State Forecasts” is hereby amended and restated as follows (the additional language is underlined):

	SUMMARY FINANCIAL PROJECTIONS As of and for the Year Ending December 31,
	2017	2018	2019	2020	2021	2022
Assets ($000s)	$2,228,913	$2,362,648	$2,504,407	$2,654,671	$2,813,952	$2,982,789
Tangible Common Equity ($000s)	$204,479	$225,775	$247,299	$269,257	$292,325	$316,860
Book Value Per Share	$6.74	$7.27	$7.82	$8.37	$8.96	$9.58
Tangible Book Value Per Share	$5.42	$5.99	$6.56	$7.14	$7.75	$8.40
Net Income ($000s)	$23,890	$25,317	$25,601	$26,143	$27,529	$29,361
EPS	$0.63	$0.67	$0.68	$0.69	$0.73	$0.78
Dividends Per Share	$0.12	$0.13	$0.14	$0.14	$0.15	$0.16
Common Shares Outstanding (000s)	37,713	37,713	37,713	37,713	37,713	37,713

(9)	The section beginning on page 42 entitled “Certain Unaudited Bear State Forecasts” is hereby amended to add the following paragraph at the end of that section:

Consistent with prior disclosure in its quarterly and annual earnings reports, Bear State calculates (i) tangible common equity as total stockholders’ equity (calculated in accordance with GAAP) less intangible assets and (ii) tangible book value per share as tangible common equity divided by common shares outstanding. Pursuant to Rule 100(d) of SEC Regulation G, Item 10(e)(6) of SEC Regulation S-K, and SEC Non-GAAP Financial Measures Compliance & Disclosure Interpretation No. 101.01, Bear State is not required to provide a reconciliation of the non-GAAP measures disclosed in the Bear State Forecasts to their most comparable GAAP measures. Further, Bear State does not believe that providing such a reconciliation would provide any meaningful disclosure to its shareholders because (a) the forecasted non-GAAP measures were prepared at the request of Raymond James solely for use in its valuation analysis and fairness opinion and not with a view to public disclosure, (b) the forecasted non-GAAP measures were not calculated using a forecasted comparable GAAP measure, and (c) no forecasted comparable GAAP measure was provided to Raymond James.

(10)	The section on page 45 entitled “Retention Bonus” is hereby amended and restated as follows (the additional language is underlined):

Jeri Pritchett, Executive Vice President and Chief Accounting Officer of Bear State, is not a party to a change-in-control agreement with Bear State. In connection with the merger, the Bear State board authorized a retention cash incentive award of $86,000 to Ms. Pritchett that will become payable upon the closing of the merger, subject to her continued service through the closing of the merger. The Bear State board proposed and adopted the retention bonus for Ms. Pritchett at a special meeting of the board held on August 11, 2017 to induce her to continue her employment with Bear State during the pendency of the merger.

(11)	The section on page 46 entitled “Employment Following the Merger” is hereby amended and restated as follows (the additional language is underlined and the deleted language is struck through):

Following the consummation of the merger, it is expected that some or all of the members of Bear State’s senior management team may continue as employees of Arvest or its affiliates. As of the date of this proxy statement, none of our executive officers has entered into any new agreement or arrangement with Arvest regarding employment. ~~Prior to and following the closing of the merger, however, certain of our executive officers have had, and may continue to have, discussions, or may enter into agreements, with Arvest regarding future employment opportunities.~~ Prior to and after entering into the merger agreement, certain members of Bear State senior management, including Matt Machen, Sherri Billings and Donna Merriweather engaged in general discussions with Arvest management regarding Bear State’s employees, employment practices and policies, compensation structure and the integration of employees following completion of the merger. No executive officers of Bear State have discussed specific terms of post-closing employment with Arvest and no directors of Bear State have discussed any post-closing director role or other similar arrangement with Arvest.

(12)	Engagement of DD&F Consulting Group, Inc.

Pursuant to its engagement letter with Bear State, in consideration for the performance of specified consulting services, DD&F will be entitled to payment of standard hourly rates for its professionals and employees for services rendered. Additionally, upon successful completion of a change in control transaction during the term of the engagement, DD&F will be entitled to a payment of $1,600,000. During the two year period prior to entering into the merger agreement, DD&F provided consulting services, consisting of bank regulatory application and bank regulatory advisory services, to Bear State, Arvest, Company A and certain other financial institutions that were solicited during the market check. During such two year period, DD&F received aggregate fees of approximately $43,000 and $463,000 from Bear State and Arvest, respectively.